UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

March 4, 2010

Date of Report (Date of Earliest Event Reported)

RENASANT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Mississippi	001-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2009, the Company entered into a change in control agreement with Michael D. Ross. This Current Report on Form 8-K is being filed because Mr. Ross will be listed as one of the Company’s “named executive officers” in the Company’s proxy statement for its 2010 Annual Meeting of Shareholders.

The change in control agreement with Mr. Ross is on substantially the same terms as the change in control agreements the Company has entered into with its other senior executive officers. The agreement has a one-year term and must be annually renewed. If Mr. Ross’ employment is involuntarily terminated without “cause” or he terminates employment for “good reason,” in either case within the 24-month period following the consummation of a “change in control” of the Company, then Mr. Ross is entitled to receive a severance payment equal to two times the sum of his annualized base compensation, and average incentive bonus for the two full years preceding such change. Severance is payable in a lump sum promptly after termination (or six months thereafter if necessary to comply with Code Section 409A), and is in lieu of any other change in control payments that might be payable. In addition, upon the occurrence of a change in control, Mr. Ross’ incentive awards vest in full and all performance conditions are deemed to have been satisfied. He also is entitled to receive premium contributions for the COBRA continuation period, which is a maximum period of 18 months, as well as payment of his incentive bonus for the previous year, to the extent not already paid. “Cause,” “change in control,” and “good reason” are each defined in the Change in Control Agreement.

A copy of the Change in Control Agreement with Mr. Ross is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the change in control agreement is qualified in its entirety by reference to such agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit No.	Description

10.1	Change in Control Agreement dated as of January 1, 2009 between Renasant Corporation and Michael D. Ross

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: March 4, 2010	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief
Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Change in Control Agreement dated as of January 1, 2009 between Renasant Corporation and Michael D. Ross.